Exhibit 4

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of this 16th day of October, 2020, by and among (i) GTCR Fund XI/B LP, a Delaware limited partnership (the “GTCR XI/B”), (ii) GTCR Fund XI/C LP, a Delaware limited partnership (“GTCR XI/C”), (iii) GTCR Co-Invest XI LP, a Delaware limited partnership (“GTCR Co-Invest”, together with GTCR XI/B and GTCR XI/C, each a “Seller” and collectively, the “Sellers”) and (iv) GTCR-Ultra Holdings, LLC, a Delaware limited liability company (the “Purchaser”). Terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger dated as of August 3, 2020, by and among the Purchaser, GTCR-Ultra Holdings II, LLC, a Delaware limited liability company, FinTech Acquisition Corp. III (“Acquiror”), FinTech Acquisition Corp. III Parent Corp. (“Parent”), a Delaware corporation, FinTech III Merger Sub Corp., a Delaware corporation, GTCR/Ultra Blocker, Inc., a Delaware corporation, and GTCR Fund XI/C (the “Merger Agreement”).

RECITALS:

WHEREAS, each of the Sellers is party to that certain Subscription Agreement, dated as of August 3, 2020, by and among the Sellers, Parent and Acquiror (the “PIPE Agreement”);

WHEREAS, pursuant to the PIPE Agreement, prior to the Effective Time (as defined in the Merger Agreement), the Sellers collectively purchased 700,000 Class A shares of Acquiror (the “Acquired Shares”) as set forth on Exhibit A attached hereto;

WHEREAS, pursuant to the Merger Agreement, as a result of the Merger (as defined in the Merger Agreement), at the Effective Time, each Acquired Share that is issued and outstanding immediately prior to the Effective Time is to be converted into, and the holder of such Acquired Share shall be entitled to receive, one Common Share of Parent (such Common Shares of Parent, collectively, the “Transferred Shares”);

WHEREAS, this Agreement is being entered into prior to the Closing (for this purpose only, as defined in the Merger Agreement) and the Effective Time; and

WHEREAS, following and contingent upon the Effective Time, each Seller desires to sell, transfer and assign all right, title and interest in such Seller’s Transferred Shares, and the Purchaser desires to purchase and accept the transfer and assignment of each Seller’s Transferred Shares, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.               Purchase and Sale of Transferred Shares. At the Closing (as defined below), each Seller shall (and, subject only to the consummation of the Closing, hereby does) sell, assign and transfer to the Purchaser, and the Purchaser shall (and, subject only to the consummation of the Closing, hereby does) purchase, all of each Seller’s right, title and interest in and to the Transferred Shares for the purchase prices (collectively, the “Purchase Price”) set forth on Exhibit A attached hereto. Promptly following the Closing, Seller shall notify Parent of the Closing and the purchase and sale hereunder and use commercially reasonable efforts to have the Transferred Shares registered in book entry form in the name of the Purchaser.

2.               Assignment and Assumption of PIPE Agreement. As of the Closing, each Seller shall (and, subject only to the consummation of the Closing, hereby does) assign, transfers, convey and deliver absolutely unto the Purchaser all of such Seller’s rights, title and interest in and to the PIPE Agreement and the Purchaser shall (and, subject only to the consummation of the Closing, hereby does) accept the aforesaid assignments and assume all of the Sellers’ liabilities and obligations under the PIPE Agreement in accordance with the terms thereof.

3.     Closing. In lieu of an in-person meeting, the closing of the purchase and sale of the Transferred Shares pursuant to this Agreement (the “Closing”) shall be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) and shall occur at 10:00 a.m. Central Time on the first business day following the date that the Effective Time occurs or at such other time and place as the parties may agree in writing.

4.     Representations and Warranties of the Seller. Each Seller hereby represents and warrants to the Purchaser as follows:

(a)             Ownership. All of such Seller’s Transferred Shares are owned of record and beneficially by such Seller, and such Seller has good and marketable title to such Seller’s Transferred Shares, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever (“Encumbrances”), except those contained in the Registration Rights Agreement, dated as of the date hereof, among Parent and each of the investors listed on the signature pages thereto(the “RRA”). At the Closing, such Seller shall transfer to the Purchaser good and marketable title to such Seller’s Transferred Shares, free and clear of all Encumbrances, except for those pursuant to the RRA and applicable state and federal securities laws.

(b)             Authorization. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable in accordance with its terms.

(c)             Conflicts. The execution, delivery and performance of this Agreement by such Seller does not conflict with, violate or result in the breach of, or create any lien or encumbrance on such Seller’s Transferred Shares pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which such Seller is a party or is subject or by which such Seller’s Transferred Shares are bound, except for federal and state securities laws.

5.     Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

(a)             Authorization. The execution and performance of this Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement when executed and delivered shall constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

(b)             Conflicts. The execution, delivery and performance of this Agreement by the Purchaser does not conflict with, violate or result in the breach of, or create any lien or encumbrance on the Purchaser pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Purchaser is a party or is subject or by which the Purchaser is bound, except for federal and state securities laws.

(c)             Investment Representations. The Purchaser is purchasing the Transferred Shares for investment purposes and is not purchasing the Transferred Shares with a view to the public sale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting participation in, or otherwise distributing the Transferred Shares in violation of any federal or state securities laws. The Purchaser has been given access to all information regarding the Company that it has requested from each Seller. The Purchaser is capable of evaluating and has evaluated the merits and risks of its purchase of the Transferred Shares and is able to bear the economic risk of its investment in the Transferred Shares. The Purchaser recognizes that it must bear the economic risk of the investment represented by its purchase of the Transferred Shares for an indefinite period. The Purchaser understands that the Transferred Shares have not been registered under the Securities Act of 1933 on the basis that the sale provided for in this Agreement is exempt pursuant to Sections 4(1) and 4(2) of the Act and that the reliance of the Sellers on such exemptions is predicated upon the Purchaser’s representations set forth herein.

6.     Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement.

7.     Miscellaneous.

(a)             Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(c)             Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean “including without limitation.”

(d)             Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

(e)             Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(f)              Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(g)             Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)             Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly and properly executed as of the date first written above.

PURCHASER:

GTCR-ULTRA HOLDINGS, LLC

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Its:	Vice President and Secretary

SELLERS:

GTCR FUND XI/B LP

By:	GTCR Partners XI/B LP
Its:	General Partner

By:	GTCR General Partners XI LLC
Its:	General Partner

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Its:	Authorized Signatory

GTCR FUND XI/C

By:	GTCR Partners XI/A&C LLC
Its:	General Partner

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Its:	Authorized Signatory

Signature Page to Purchase Agreement

GTCR CO-INVEST XI LP

By:	GTCR Partners X LLC
Its:	General Partner

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Its:	Authorized Signatory

Signature Page to Purchase Agreement

EXHIBIT A

Seller	Number of Shares	Purchase Price
GTCR Fund XI/B LP	555,574.00	$5,555,746.00
GTCR Fund XI/C LP	139,973.00	$1,399,727.00
GTCR Co-Invest XI LP	4,453.00	$44,527.00
TOTAL	700,000.00	$7,000,000.00

Exhibit A to Purchase Agreement